SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) of the

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 16, 2013

ATRICURE, INC.

(Exact name of registrant as specified in charter)

Delaware	000-51470	34-1940305
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6217 Centre Park Drive West Chester, OH		45069
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (513) 755-4100

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

On January 16, 2013, AtriCure, Inc. (“AtriCure” or the “Company”) entered into a purchase agreement (the “Purchase Agreement”) with Piper Jaffray & Co. (the “Underwriter”) relating to the issuance and sale (the “Offering”) of 3,475,000 shares of Company Common Stock, par value $0.001 per share (the “Shares”) at a per Share price of $7.25. Pursuant to the Purchase Agreement, the Company also granted the Underwriter the right to purchase an additional 521,250 shares within 30 days of January 16, 2013 to cover over-allotments, if any.

The Company estimates that it will receive net proceeds of approximately $23.4 million from the Offering after deducting underwriting discounts and commissions and offering expenses. The Company intends to use the net proceeds from the Offering for general corporate purposes and working capital. The Offering is subject to customary closing conditions and is expected to close on or about January 22, 2013.

The foregoing is only a brief description of the material terms of the Purchase Agreement and does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to the Purchase Agreement, which is filed hereto as Exhibit 1.1 and incorporated by reference herein.

The legal opinion, including the related consent, of Keating Muething & Klekamp PLL relating to the issuance of the Shares is filed as Exhibit 5.1 to this Current Report on Form 8-K.

On January 15, 2013, we issued a press release announcing that we had commenced the Offering. On January 16, 2013, we issued a press release announcing that we had priced the Offering. The press releases are attached hereto as Exhibits 99.1 and 99.2, respectively.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

1.1	Purchase Agreement dated January 16, 2013 by and between AtriCure, Inc. and Piper Jaffray & Co.

5.1	Opinion of Keating Muething & Klekamp PLL.

23.1	Consent of Keating Muething & Klekamp PLL (included in Exhibit 5.1).

99.1	Press Release of AtriCure, Inc. dated January 15, 2013.

99.2	Press Release of AtriCure, Inc. dated January 16, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATRICURE, INC.

Dated: January 16, 2013	By:	/s/ M. Andrew Wade
M. Andrew Wade
Vice President and Chief Financial Officer